                                                                      EXHIBIT 11

                         NOVAMETRIX MEDICAL SYSTEMS INC.

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


                                                        QUARTER ENDED                       SIX MONTHS ENDED
                                                 11-02-97           10-27-96           11-02-97           10-27-96
                                                 --------           --------           --------           --------
Net Income                                      $  626,788         $  696,158         $1,150,646         $1,344,032


PRIMARY EARNINGS PER SHARE:
 Weighted average number of shares of
   Common Stock outstanding                      7,914,648          6,955,902          7,581,194          6,809,614

Net effect of dilutive common stock
    equivalents (1)                              1,167,457          1,197,477          1,079,349          1,171,142

Total weighted average number of shares
 of Common Stock and dilutive common
 stock equivalents outstanding                  ----------         ----------         ----------         ----------
                                                 9,082,105          8,153,379          8,660,543          7,980,756
                                                ==========         ==========         ==========         ==========


Per common share amounts:                       $     0.07         $     0.09         $     0.13         $     0.17
                                                ==========         ==========         ==========         ==========

FULLY DILUTED EARNINGS PER SHARE:
 Weighted average number of shares of
   Common Stock outstanding                      7,914,648          6,955,902          7,581,194          6,809,614


 Net effect of dilutive common stock
 equivalents (1)                                 1,389,588          1,403,505          1,589,884          1,518,532

 Total weighted average number of
  shares of Common Stock and dilutive
  common stock equivalents                      ----------         ----------         ----------         ----------
                                                 9,304,236          8,359,407          9,171,078          8,328,146

Per common share amounts:                       $     0.07         $     0.08         $     0.13         $     0.16
                                                ==========         ==========         ==========         ==========


(1) Common stock equivalents consist of the Company's Preferred Stock, stock options, warrants and shares subscribed under the Company's Employee Stock Purchase Plan. The computation of dilutive common stock equivalents is based on the if-converted method for the Preferred Stock and on the treasury stock method for the other common stock equivalents using the average market price for the primary earnings per share computations and the higher of average or period-end market price for the fully diluted earnings per share computations.


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